Exhibit 99

                         STANDARD AUTOMOTIVE CORPORATION
              321 Valley Road, Hillsborough, New Jersey 08876-4056

PRESS RELEASE                                              FOR IMMEDIATE RELEASE

Contact: John Silane, EVP
Standard Automotive Corporation
(212) 286-1300

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                   STANDARD AUTOMOTIVE CORPORATION IMPLEMENTS
                  COST SAVINGS AND INVENTORY REDUCTION PROTOCOL
                           TO ENHANCE CASH GENERATION
            TEMPORARILY SUSPENDS QUARTELY DIVIDEND ON PREFERRED STOCK

HILLSBOROUGH TOWNSHIP, N.J. . . .December 20, 2000 . . . STANDARD AUTOMOTIVE
CORPORATION (AMEX:AJX, AJX.PR) (the "Company") announced today that its Board of Directors has implemented an aggressive cost savings and inventory reduction protocol designed to enhance cash generation. The aggressive measures have been taken to offset a general industry slowdown impacting the Company's Truck/Trailer Division. Although the Company is in full compliance with payment of interest and principal on its bank debt, it is now in violation of two loan covenants.

Standard's Board also approved suspending the $289,000 quarterly dividend on the Company's 8 1/2% Senior Convertible Redeemable Preferred Stock. The Board anticipates a resumption of the Cumulative Preferred Stock dividend once the Company is back in compliance with performance measured covenants contained in the Company's credit agreement. In the interim, all preferred dividends will accrue pursuant to the terms of the Certificate of Designation for the Preferred Stock.

Steven Merker, the Company's Chairman and CEO commented, "While we are disappointed with the cyclical impact on our Truck/Trailer Division, we are very pleased with the performance of our Critical Components Division. Sales of jet engine and aerospace parts are running well ahead of last year. Thus, we are more than a little surprised that our common stock is selling at less than 30% of its book value of approximately $6.80 per share."

STANDARD AUTOMOTIVE CORPORATION is a diversified company with production facilities strategically located throughout the United States, Canada and Mexico. Standard currently operates two divisions: the Truck/Trailer Body Division which designs, manufactures and distributes trailer chassis for transporting maritime and railroad shipping containers and a broad line of specialized dump truck bodies, dump trailers, truck suspensions and other related assemblies, and the Critical Components Division, which specializes in the design, fabrication and machining of precision assemblies and components and remotely operated systems for the aerospace, nuclear, industrial and military markets.

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  This release contains certain forward-looking statements which involve known and unknown risks, uncertainties, and other factors not under the Company's control which may cause actual results, performance, and achievements of the Company to be materially different from the results, performance or expectations of the Company. These factors may include, but are not limited to those detailed in the Company's periodic filings with the Securities and Exchange Commission.